Exhibit 99.(h)(10)

SUBLICENSE AGREEMENT

This Sublicense Agreement (“Agreement”) is made as of [ ], 2017 by and between Krane Funds Advisors, LLC, a registered investment adviser having an office at 1270 Avenue of the Americas, 22nd Floor, New York, New York 10020 (“Adviser”) and KraneShares Trust, a Delaware statutory trust (“Trust”), on behalf of its series listed on Schedule I hereto (each, a “Fund” and collectively, the “Funds”).

RECITALS

WHEREAS, pursuant to the License Agreements and related agreements (together, the “License Agreements”), between the index providers identified in Schedule I hereto (the “Index Providers”) and Adviser, Adviser obtained a license to use, in connection with the Funds, the securities indexes compiled, calculated, maintained and published by the Index Providers identified in Schedule I hereto (each, an “Index” and collectively, the “Indexes”). The Index Providers also own the trade names, trademarks and service mark rights to the designations, the Index names and other marks referred to in the License Agreements (the “Marks”);

WHEREAS, Adviser has the right pursuant to the License Agreements to sublicense its rights thereunder to the Funds;

WHEREAS, the Indexes and the Marks may be used in connection with the creation, issuance, management, offering, sale, marketing, and promotion of the Funds and disclosure about the Funds under applicable laws, rules and regulations; and

WHEREAS, Adviser wishes to grant a sublicense to the Trust, on behalf of the Funds, of its rights under the License Agreements in accordance with the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in this Agreement, the parties agree as follows:

1.  Grant of Sublicense. Subject to the terms and conditions of this Agreement, Adviser hereby grants to the Trust a non-exclusive and non-transferable sublicense to use and refer to the Indexes (and associated data and information) and Marks and any other rights that may be sublicensed under the License Agreements in the manner set forth in, and subject to the terms of, the License Agreements, in connection with the creation, issuance, management, offering, sale, marketing and promotion of the Funds.

2.  Ownership and Validity. As between the Index Providers and the Adviser, the Trust acknowledges Index Providers’ ownership of the entire right, title and interest in and to the Indexes and the Marks.

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3.  Performance of Obligations Under the License Agreements. The Trust will be responsible for performing Adviser’s obligations under the License Agreements (other than the payment of license fees, which shall be paid by the Adviser, and the provision of indemnifications to the Index Providers), as such obligations relate to use of the Indexes and the Marks in connection with the creation, issuance, management, offering, sale, marketing and promotion of the Funds. The Trust shall otherwise comply with the terms and conditions of the License Agreements as if it were the licensee under the License Agreements.

4.  Confidentiality. The Trust shall treat as confidential and shall not disclose or transmit to any third party: (a) any software or methodology relating to the Indexes, (b) any documentation or other materials that is designated by written communication as “Confidential” by the Index Providers or Adviser, and (c) the terms of the License Agreement (collectively, “Confidential Information”). Confidential Information as described in clause (a) of the preceding sentence shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the Index Providers or Adviser (provided that such source is not subject to a confidentiality agreement with regard to such information), or (ii) any information that is independently developed by the Trust without use of or reference to information from the Index Providers or Adviser. Notwithstanding the foregoing, the Trust may reveal Confidential Information to any person, regulatory agency or court of competent jurisdiction if such information to be disclosed is (a) approved in writing by the Adviser for disclosure or (b) required by law, regulatory agency, self-regulatory agency, governmental body or court order to be disclosed by the Trust. The provisions of this Section 4 shall survive termination or expiration of this Agreement for a period of five (5) years from disclosure to the Trust of the last item of such Confidential Information.

5.  Fees. The Trust shall have no obligation to pay any license or sublicense fees to Adviser or Index Providers.

6.  Term. This Agreement shall become effective upon execution by both parties and remain in effect unless terminated as provided herein.

7.  Termination. This Agreement shall terminate with respect to a particular Index or Mark, as applicable, if: (a) the license granted with respect to a particular Index or Mark, as applicable, under the License Agreements terminates, (b) Adviser or an entity controlling, controlled by or under common control with the Adviser ceases to exercise investment discretion over the Trust or relevant Fund(s), or (c) the relevant Fund is liquidated or terminated. Adviser shall notify the Trust as soon as reasonably practicable of the occurrence of an event described in (a) or (b) above. Upon termination of this Agreement, the Trust’s right to use the Indexes or the Marks, as applicable, shall terminate.

8.  Assignment. A party may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

9.  Amendment. Except that Schedule I of this Agreement may be amended as necessary to add one or more additional Index Providers, Indexes or Funds, as applicable, no provision of this Agreement may be waived, altered, or amended except by written agreement of the parties.

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10.  Limitation of Liability. Adviser is expressly put on notice of, and hereby acknowledges and agrees to, the limitation of shareholder liability as set forth in the Amended and Restated Declaration of Trust, as amended from time to time, and agrees that the obligations assumed by the Trust under this contract shall be limited in all cases to the Fund at issue and its assets. Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, nor shall Adviser seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust. Adviser understands that the rights and obligations of each series of shares of the Trust under the Amended and Restated Declaration of Trust are separate and distinct from those of any and all other series.

11.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

12.  Construction. Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

13.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

KRANE FUNDS ADVISORS, LLC	KRANESHARES TRUST

Name:	Name:

Title:	Title:

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Schedule I

Index Provider	Index	Fund
MSCI Inc.	MSCI China A International Index	KraneShares Bosera MSCI China A Share ETF
Zacks Index Services	Zacks New China Index	KraneShares Zacks New China ETF
CSI	CSI Overseas China Internet Index	KraneShares CSI China Internet ETF
CSI	CSI Diversified High Grade Commercial Paper Index	KraneShares E Fund China Commercial Paper ETF
FTSE International Limited	FTSE Emerging incl China Overseas non-R/QFII GDP Weighted Index	KraneShares FTSE Emerging Markets Plus ETF
The New York Stock Exchange, Inc. and Bloomberg Finance LP	NYSE Bloomberg China Clean Energy Index	KraneShares China Clean Energy Index ETF
Solactive AG	Solactive Emerging Market Consumer Focus Index	KraneShares Emerging Markets Consumer Focus Index ETF
Solactive AG	Solactive One Belt One Road Index	KraneShares One Belt One Road Index ETF
Bloomberg Barclays	Bloomberg Barclays China Aggregate RIC Capped Index	KraneShares Bloomberg Barclays China Aggregate Bond Index ETF